Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO MERGER AGREEMENT

THIS AMENDMENT NO. 1 TO MERGER AGREEMENT (this “Amendment”) is entered into on August 12, 2022 by and among Hypebeast Limited, a Cayman Islands exempted company (the “Company”), Hypebeast WAGMI Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), and Iron Spark I Inc., a Delaware corporation (the “SPAC”). Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on April 3, 2022, the Parties entered into the Agreement and Plan of Merger (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement in accordance with Section 11.2(a) of the Merger Agreement and as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.        Defined Terms. Unless otherwise revised pursuant to this Amendment, all capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Merger Agreement and the rules of construction and interpretation set forth in Section 11.11 of the Merger Agreement shall also apply to this Amendment.

2.        Amendments.

(a)          The definition of “Consolidation Factor” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.

(b)         The following definition of “Bonus Issue Record Date” is hereby added to Section 1.1 of the Merger Agreement:

““Bonus Issue Record Date” means the fourth (4th) Hong Kong Trading Day after the date of the Company Special Meeting or such other date that the HKSE may dictate.”

(c)          The following definition of “Bonus Shares” is hereby added to Section 1.1 of the Merger Agreement:

““Bonus Shares” means such integral number of Pre-Consolidation Shares equal to (a) 2,100,000,000 minus (b) the number of all Pre-Consolidation Shares issued and outstanding as of the close of business in Hong Kong on the latest practicable date prior to the printing of the circular to be issued by the Company in connection with the Required Company Shareholder Approval; provided that the number of Bonus Shares to be issued with respect to each Pre-Consolidation Share issued and outstanding as of the close of business in Hong Kong on the latest practicable date prior to the printing of the circular to be issued by the Company in connection with the Required Company Shareholder Approval shall be rounded down to the tenth decimal place.”

(d)         The following definition of “Excluded Company Shareholder” is hereby added to Section 1.1 of the Merger Agreement:

““Excluded Company Shareholder” means each Company Shareholder (a) whose address as shown on the register of members of the Company as at the close of business on the Bonus Issue Record Date is outside Hong Kong and (b) whom the Company Board, after making reasonable enquiries, considers necessary or expedient to be excluded from the Bonus Issue on account either of the legal restrictions under the Laws of the relevant jurisdiction or the requirements of the relevant regulatory body or stock exchange in that jurisdiction.”

(e)         The following definition of “Hong Kong Trading Date” is hereby added to Section 1.1 of the Merger Agreement:

““Hong Kong Trading Day” means any day on which the HKSE is open for the business of dealing in securities.”

(f)          The following definition of “Qualifying Company Shareholder” is hereby added to Section 1.1 of the Merger Agreement:

““Qualifying Company Shareholder” means each Company Shareholder that is not an Excluded Shareholder, whose name appears in the register of members of the Company as at the close of business on the Bonus Issue Record Date.”

(g)         Section 2.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“2.1           Share Consolidation.

(a)         As soon as reasonably practicable after the Company obtains the Required Company Shareholder Approval and in any event prior to the Effective Time and the closing of any PIPE Transaction or Permitted Equity Financing, the Company shall allot and issue the Bonus Shares, credited as fully paid at par by way of capitalizing all or any part of any amount for the time being standing to the credit of any reserve or fund (including any share premium account and capital redemption reserve and the profit and loss account) for paying up in full the Bonus Shares at par, on a pro rata basis to all Qualifying Company Shareholders (the “Bonus Issue”); provided that:

(i)          no fraction of a Pre-Consolidation Share will be issued to any Qualifying Company Shareholder by virtue of the Bonus Issue;

(ii)         each Qualifying Company Shareholder that would otherwise be so entitled to a fraction of a Pre-Consolidation Share in the Bonus Issue (after aggregating all fractional Pre-Consolidation Shares that otherwise would be received by such Qualifying Company Shareholder) shall instead be entitled to receive such number of Pre-Consolidation Shares to which such Qualifying Company Shareholder would otherwise be entitled, rounded down to the nearest whole number;

(iii)        no Bonus Shares will be issued to any Excluded Company Shareholders, and any Bonus Shares that would otherwise have been issued to the Excluded Company Shareholders, if any, will be aggregated (subject to rounding pursuant to Section 2.1(a)(iv)), issued to a nominee to be nominated by the Company Board and sold in the market as soon as practicable after dealing in the Bonus Shares commences, the net proceeds of which (after deduction of expenses) shall be distributed in HK$ to the Excluded Company Shareholders, if any, pro rata to their respective shareholdings in the Company as at the close of business on the Bonus Issue Record Date;

(iv)        to the extent that any Excluded Company Shareholder would otherwise be entitled to a fraction of a Pre-Consolidation Share in the Bonus Issue if such Excluded Company Shareholder were a Qualifying Company Shareholder (after aggregating all fractional Pre-Consolidation Shares that such Excluded Company Shareholder would otherwise be entitled to if such Excluded Company Shareholder were a Qualifying Company Shareholder), the number of Bonus Shares to be issued and sold for the benefit of such Excluded Company Shareholder pursuant to Section 2.1(a)(iii) shall be rounded down to the nearest whole number; and

(v)         the Bonus Shares representing any fractional entitlement of the Qualifying Company Shareholders and Excluded Company Shareholders will be aggregated and issued to a nominee to be nominated by the Company Board (subject to rounding such that the number of Bonus Shares to be issued to such nominee shall be rounded down to the nearest integer), which will be sold for the benefit of the Company.

(b)         As soon as reasonably practicable after the Bonus Issue and in any event prior to the Effective Time and the closing of any PIPE Transaction or Permitted Equity Financing, the following actions shall take place or be effected (in the order set forth in this Section 2.1(b)): (i) each Pre-Consolidation Share held by the Company as treasury shares or any Subsidiary of the Company (if applicable) immediately prior to the Share Consolidation Effective Time (which, for the avoidance of doubt, shall exclude any issued and outstanding Pre-Consolidation Shares that are reserved for any share award scheme established by the Company pursuant to Section 6.1(b)(v) of the Company Disclosure Letter) shall be automatically cancelled and extinguished without any re-designation, subdivision or payment therefor; (ii) every seventy (70) issued and unissued Pre-Consolidation Shares in the share capital of the Company prior to the Share Consolidation Effective Time (including all Bonus Shares) shall be consolidated into one Company Share (the “Share Consolidation;” and the time by which such Share Consolidation takes effect, the “Share Consolidation Effective Time”); provided that (x) no fraction of a Company Share will be issued to any Company Shareholder by virtue of the Share Consolidation, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Share (after aggregating all fractional Company Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole number; and (y) the Company Shares representing any such fractional entitlement will be aggregated and issued to a nominee to be nominated by the Company Board, which will be sold for the benefit of the Company; and (iii) any Company Share Rights issued and outstanding immediately prior to the Share Consolidation Effective Time shall be adjusted to give effect to the foregoing transactions (the Bonus Issue and the transactions described in the foregoing sub-clauses (i) through (iii) are collectively referred to as the “Recapitalization”).”

(h)          The first sentence of Section 5.7(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The authorized capital stock of the SPAC consists of (i) 100,000,000 SPAC Class A Shares, of which 17,870,800 shares are issued and outstanding and (ii) 10,000,000 SPAC Class B Shares, of which 4,170,000 shares are issued and outstanding, as of the date hereof. No other shares of capital stock or other voting securities of SPAC are issued, reserved for issuance or outstanding.”

(i)           The first sentence of Section 7.3(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“As promptly as reasonably practicable after the date hereof, the Company and SPAC shall prepare, and the Company shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Shares to be issued in the Merger, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Stockholders for the matters to be acted upon at the SPAC Special Meeting, providing the public stockholders of SPAC an opportunity in accordance with the SPAC Charter and the Prospectus to exercise their SPAC Stockholder Redemption Rights and such other matters as may be mutually agreed in writing by SPAC and the Company.”

(j)           Section 8.1(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“If applicable, the Registration Statement shall have been approved by the HKSE and registered as a prospectus in Hong Kong pursuant to the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong).”

3.        Miscellaneous.

(a)          Except as expressly amended and/or superseded by this Amendment, the Merger Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement. This Amendment and the Merger Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement. If and to the extent there are any inconsistencies between the Merger Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control.

(b)          All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to April 3, 2022.

(c)          Article IX (Governing Law and Dispute Resolution), Section 11.2 (Amendments; No Waivers; Remedies), Section 11.5 (Expenses), Section 11.8 (Counterparts; Facsimile Signatures), Section 11.9 (Entire Agreement) and Section 11.10 (Severability) of the Merger Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature pages to follow]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

COMPANY

HYPEBEAST LIMITED

By:	/s/ Kevin Ma
Name: Kevin Ma
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

MERGER SUB

HYPEBEAST WAGMI INC.

By:	/s/ Kevin Ma
Name: Kevin Ma
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Merger Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

SPAC

IRON SPARK I INC.

By:	/s/Xander Oxman
Name: Xander Oxman
Title: Chief Operating Officer and Chief Financial Officer

[Signature Page to Amendment No. 1 to Merger Agreement]